Exhibit 12


                                            April 8, 2002

Limited Maturity Portfolio of Merrill Lynch Municipal Bond Fund,
Inc.
800 Scudders Mill Road
Plainsboro, New Jersey  08536

Merrill Lynch Florida Limited Maturity Municipal Bond Fund,
a series of Merrill Lynch Multi-State Limited Maturity
Municipal Series Trust
800 Scudders Mill Road
Plainsboro, New Jersey  08536

              Re: Reorganization of the Limited Maturity Portfolio of Merrill Lynch Municipal Bond Fund, Inc. and Merrill Lynch Florida Limited Maturity Municipal Bond Fund, a series of Merrill Lynch Multi-State Limited Maturity Municipal Series Trust
                   -----------------------------------------------------------

Ladies and Gentlemen:

         You have requested our opinion as to certain Federal income tax consequences of the acquisition by the Limited Maturity Portfolio (the "Limited Maturity Portfolio"), a series of Merrill Lynch Municipal Bond Fund, Inc. ("Municipal Bond Fund") of substantially all of the assets of, and the assumption by the Limited Maturity Portfolio of substantially all of the liabilities of, Merrill Lynch Florida Limited Maturity Municipal Bond Fund (the "Florida Fund"), a series of Merrill Lynch Multi-State Limited Maturity Municipal Series Trust (the "Limited Maturity Trust"), and the simultaneous distribution of newly-issued shares of common stock, par value $.10 per share, of the Limited Maturity Portfolio (the "Reorganization"), to the shareholders of the Florida Fund. After the Reorganization, the Florida Fund will cease to operate as a separate series of the Limited Maturity Trust, will have no assets remaining, will have final Federal and state (if any) tax returns filed on its behalf and will have all of its shares of beneficial interest cancelled under the Declaration of Trust of Limited Maturity Trust, as amended, and the laws of the Commonwealth of Massachusetts.

         This opinion letter is furnished pursuant to (i) the sections entitled, "The Reorganization--Terms of the Agreement and Plan of Reorganization--Required Approvals" and "The Reorganization--Terms of the Agreement and Plan of Reorganization--Amendments and Conditions" in the Proxy Statement and Prospectus, which is a part of the Registration Statement on Form N-14 (File No. 333-76564) of Municipal Bond Fund, as amended and supplemented to date (the "N-14 Registration Statement"), which became effective on January 10, 2002 and (ii) sections 8(g) and 9(h) of the Agreement and Plan of Reorganization, dated as of February 8, 2002, by and between Limited Maturity Trust and Municipal Bond Fund (the "Plan"). All terms used herein, unless otherwise defined, are used as defined in the Plan.

         In rendering our opinion, we have reviewed and relied upon (a) the Plan, (b) the N-14 Registration Statement, and (c)(i) certain representations concerning the Reorganization made by the Limited Maturity Portfolio dated April 8, 2002, and (ii) certain representations of the Florida Fund, dated April 8, 2002 (together, the "Representations") contained in the letters attached hereto.

         Based upon current law, including cases and administrative interpretations thereof and on the reviewed materials listed above, it is our opinion that:


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         1.  The acquisition by the Limited Maturity Portfolio of all of the assets of the Florida Fund, as described in the Plan, will constitute a reorganization within the meaning of section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended (the "Code"), and the Limited Maturity Portfolio and the Florida Fund will each be a "party" to the reorganization within the meaning of section 368(b) of the Code.

         2. In accordance with section 361(a) of the Code, the Florida Fund will recognize no gain or loss either on the transfer of substantially all of its assets to the Limited Maturity Portfolio in exchange solely for shares of common stock of the Limited Maturity Portfolio or on the simultaneous distribution of shares of common stock of the Limited Maturity Portfolio to its shareholders.

         3. Under section 1032 of the Code, the Limited Maturity Portfolio will recognize no gain or loss as a result of the Reorganization.

         4. In accordance with section 354(a)(1) of the Code, shareholders of the Florida Fund will recognize no gain or loss on the exchange of their respective shares of beneficial interest of the Florida Fund for shares of common stock of the Limited Maturity Portfolio.

         5. The basis of the assets of the Florida Fund received by the Limited Maturity Portfolio in the Reorganization will be the same as the basis of such assets to the Florida Fund immediately before the Reorganization under section 362(b) of the Code.

         6. Under section 358 of the Code, immediately after the Reorganization, the basis of the shares of common stock of the Limited Maturity Portfolio received by shareholders of the Florida Fund will be the same as the basis of their respective shares of beneficial interest of the Florida Fund exchanged pursuant to the Reorganization.

         7. Under section 1223 of the Code, the holding period of the shares of common stock of the Limited Maturity Portfolio received in the Reorganization will include the holding period of the respective shares of beneficial interest of the Florida Fund exchanged pursuant to the Reorganization, provided that such shares were held as a capital asset on the date of the Reorganization.

         8. The holding period of the assets acquired by the Limited Maturity Portfolio from the Florida Fund will include the period during which such assets were held by the Florida Fund under section 1223 of the Code.

         9. Pursuant to section 381(a) of the Code and section 1.381(a)-1 of the Income Tax Regulations, the Limited Maturity Portfolio will succeed to and take into account the items of the Florida Fund described in section 381(c) of the Code, subject to the provisions and limitations specified in sections 381, 382, 383 and 384 of the Code and the regulations thereunder. Under section 381(b) of the Code, the taxable year of the Florida Fund will end on the date of the Reorganization.

         Our opinion represents our best legal judgment as to the proper Federal income tax treatment of the Reorganization, based on the facts contained in the Plan, the N-14 Registration Statement and the Representations. Our opinion assumes the accuracy of the facts as described in the Plan, the N-14 Registration Statement and the Representations and could be affected if any of the facts as so described are inaccurate.

         We are furnishing this opinion letter to the addressees hereof, solely for the benefit of such addressees in connection with the Reorganization. This opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose.

                                      Very truly yours,

                                      /s/ Sidley Austin Brown & Wood LLP